As filed with the Securities and Exchange Commission on February 25, 2010

Registration No. 333-105876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 2

ON FORM S-8

TO FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IAC/INTERACTIVECORP

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	555 West 18th Street New York, New York 10011	59-2712887
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

Amended and Restated 2001 Stock Incentive Plan of LendingTree, Inc., Amended and Restated 1999 Stock

Incentive Plan of LendingTree, Inc., 1998 Stock Option Plan of LendingTree, Inc. and 1997 Stock Option Plan of

Creditsource USA, Inc. (formerly known as Lewisburg Ventures, Inc.)

(Full Title of the Plan)

GREGG WINIARSKI, ESQ.
Senior Vice President, General Counsel and Secretary
IAC/InterActiveCorp
555 West 18th Street
New York, New York 10011
(Name and Address of Agent For Service)

(212) 314-7300
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Reference is made to Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (SEC File No. 333-105876) filed by IAC/InterActiveCorp (formerly known as InterActiveCorp) (“IAC”) with the U.S. Securities and Exchange Commission on August 8, 2003 (the “2003 LendingTree Registration Statement”) to register 3,419,514 shares of IAC Common Stock (the “Securities”) issuable upon the exercise of stock options assumed in connection with the merger (the “Merger”) of Forest Merger Corp., a Delaware corporation and a wholly-owned subsidiary of IAC (“Forest Merger Corp.), with and into LendingTree (“Old LendingTree”), pursuant to the Agreement and Plan of Merger, dated as of May 5, 2003, by and among IAC, Forest Merger Corp. and Old LendingTree (the “Merger Agreement”).

Pursuant to the Merger Agreement, among other things, at the time the Merger, IAC assumed the outstanding stock options granted under the Amended and Restated 2001 Stock Incentive Plan of LendingTree, Inc., the Amended and Restated 1999 Stock Incentive Plan of LendingTree, Inc., the 1998 Stock Option Plan of LendingTree, Inc. and the 1997 Stock Option Plan of Creditsource USA, Inc. (formerly known as Lewisburg Ventures, Inc.)  (collectively, the “Old LendingTree Plans”).  As a result, the assumed options became exercisable for shares of IAC Common Stock, based on the formula set forth in the Merger Agreement, and remain subject to the same terms and conditions set forth in the applicable Old LendingTree Plan(s) and related agreements.

In connection with the one-for-two reverse stock split and spin-off of Expedia, Inc. on August 9, 2005 (the “Expedia Spin-Off”), IAC registered the Securities by way of a Post-Effective Amendment No. 2 on Form S-8 to Form S-4 (SEC File Nos. 333-124303 and 333-127411) (together, the “2005 Registration Statement”).  Since the Securities are covered by the 2005 Registration Statement, IAC no longer needs to maintain the effectiveness of the 2003 LendingTree Registration Statement.  Accordingly, IAC is hereby filing this Post-Effective Amendment No. 2 to the 2003 LendingTree Registration Statement to remove the Securities from registration under the 2003 LendingTree Registration Statement.

Information regarding the number and nature of Securities registered does not reflect the impact of (i) the Expedia Spin-Off, (ii) the one-for-two reverse stock split and spin-off of HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. on August 20, 2008 and (iii) the exercise and expiration of awards granted under the Old LendingTree Plans following the filing of the 2003 LendingTree Registration Statement and the 2005 Registration Statement.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.  EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description

24.1	Powers of Attorney.

ITEM 9.  UNDERTAKINGS

(a)          The undersigned registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)             include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however; that paragraphs (a)(1)(i) and (a) (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)          that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of February, 2010.

IAC/INTERACTIVECORP

By:	/s/ GREGG WINIARSKI
	Name:	Gregg Winiarski
	Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 25, 2010:

Name and Signature	Title

/s/ BARRY DILLER*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Barry Diller

/s/ VICTOR A. KAUFMAN*	Vice Chairman and Director
Victor A. Kaufman

/s/ THOMAS J. MCINERNEY*	Executive Vice President and Chief Financial Officer (Principal
Thomas J. McInerney	Financial Officer)

/s/ MICHAEL H. SCHWERDTMAN*	Vice President and Controller (Principal Accounting Officer)
Michael H. Schwerdtman

/s/ EDGAR BRONFMAN, JR.*	Director
Edgar Bronfman, Jr.

/s/ DONALD R. KEOUGH*	Director
Donald R. Keough

/s/ BRYAN LOURD*	Director
Bryan Lourd

/s/ JOHN MALONE*	Director
John Malone

/s/ ARTHUR C. MARTINEZ*	Director
Arthur C. Martinez

/s/ DAVID ROSENBLATT*	Director
David Rosenblatt

/s/ ALAN G. SPOON*	Director
Alan G. Spoon

/s/ ALEXANDER VON FURSTENBERG*	Director
Alexander Von Furstenberg

/s/ RICHARD F. ZANNINO*	Director
Richard F. Zannino

/s/ MICHAEL P. ZEISSER*	Director
Michael P. Zeisser

*By:	/s/ GREGG WINIARSKI
Gregg Winiarski
Attorney-in-Fact